Exhibit 10.1

AMENDED AND RESTATED ROYALTY AGREEMENT
AND DISTRIBUTION AGREEMENT

This Amended and Restated Royalty Agreement and Distribution Agreement (this “Agreement”) is entered into as of March 22, 2021 by and between Brooklyn Immunotherapeutics, LLC, a Delaware limited liability company with offices located at Brooklyn Army Terminal, 140 58th Street, Bldg. A, Suite 2100, Brooklyn, NY 11220 (the “Company”), Brooklyn Immunotherapeutics Investors GP LLC, a Delaware limited liability company (“Investors GP”), Brooklyn Immunotherapeutics Investors LP, a Delaware limited partnership (“Investors LP”), and the beneficiary parties listed on Schedule A (“the “Holders”).  Each of the Company, Investors GP, Investors LP and the Holders are jointly referred to herein as the “Parties” and each, individually, as a “Party.”

WHEREAS, Company is a party to a royalty agreement dated November 6, 2018, by and between Investors LP and Investors GP (the “2018 Royalty Agreement”);

WHEREAS, the Company has entered into a reverse merger transaction which will result in dissolving Investors LP and Investors GP (the “Transaction”);

WHEREAS, prior to the Transaction, the Company desires to amend and restate the 2018 Royalty Agreement to modify the terms of the royalty arrangement such that the royalties would be paid directly to the beneficial holders of units in the Company.  Company has previously granted to Investors LP and Investors GP royalties from the sale of certain products, and which pursuant to this Agreement, Investors LP and Investors GP are distributing such royalty payments to Holders and Holders have agreed to accept, the royalty payments described below on the terms and conditions set forth herein. This Agreement shall amend and restate the 2018 Royalty Agreement;

NOW THEREFORE, in consideration of these premises and the covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties mutually agree as follows:

1.            Recitals. The foregoing recitals are hereby incorporated into this Agreement.

2.            Distribution. Investors GP and Investors LP hereby distributes all of their rights, title and interest in and to the Royalty (defined below) to the Holders. Company shall cause the distribution to be reflected on the books of the Company.

3.            Royalty.

(a)          Royalty Payments. In consideration of the provision of the financing for the Transactions by the Holders, Company agrees pay to the Holders during the Royalty Term compensatory royalties in an amount equal to four percent (4%) of the Net Revenues received by Company during the applicable year, of which 75% shall be paid to the holders listed as the LP Holders and 25% shall be paid to GP Holders (the “Royalty”). For the avoidance of any doubt, the LP Holders shall receive 3% of the Net Revenues and the GP Holders shall receive 1% of the Net Revenues. Company shall pay the Royalty within thirty (30) days after the end of each calendar year of the Royalty Term. “Net Revenues” shall mean all revenues received by Company from the sale or license of its IRX-2 products, minus discounts, and sales returns and allowance.

(b)          Royalty Term. The term of the Royalty shall commence on the date hereof and will continue in perpetuity (the “Royalty Term”).

(c)         Royalty Reports; Records. Company shall report to the Holders the Net Revenues on which Holders are entitled to Royalties hereunder on an annual basis during the Term; provided however, upon the commencement of royalty payments, the Company shall provide the report on a quarterly basis during the term (each, a “Royalty Report”).

(d)          Form of Payment. All Royalty payments shall be made in U.S. dollars. Any monies payable to the Holders shall be paid by Company via check or wire transfer to an account designated in writing by each Investor to Company. In the event Company is unable to pay the full amount of a quarterly Royalty payment when due, Company shall use good faith efforts to pay such amount promptly (as soon as Company has available funds) and such unpaid amount shall accrue interest at the rate of twelve percent (12%) per year from the date such amount of Royalties were due until paid in full.

(e)         Taxes. All payments under this Agreement are exclusive of all federal, state, local and foreign taxes, levies and assessments. Each Investor agrees to bear and be responsible for the payment of all such taxes, levies and assessments imposed upon such Investor arising out of its receipt of payments from Company under this Agreement. If Company reasonably determines in its sole discretion that it is or could be obligated to withhold any tax in connection with the Royalty, Company may, in its reasonable discretion, withhold the appropriate amount of tax in cash from the Royalty, provided that Company gives the applicable Investor notice of such determination and an opportunity to comment on or object to such determination. If Company does not withhold an amount sufficient to satisfy the withholding obligation of Company, the applicable Investor will, on demand, reimburse Company in cash for the amount which should have been withheld.

4.            Confidential Information.

(a)        Protection and Use of Confidential Information. No Party shall disclose or use the Confidential Information of the other Party, except as expressly authorized pursuant to this Agreement. The receiving Party shall limit disclosure of the disclosing Party’s Confidential Information to the receiving Party’s employees or agents who have a need to know such Confidential Information for purposes of this Agreement. Notwithstanding the foregoing, Confidential Information may be disclosed if required by law, provided, however, that the receiving Party shall notify the disclosing Party of such requirement immediately in writing and shall reasonably cooperate with the disclosing Party in obtaining a protective or similar order.

(b)          Exceptions. Confidential Information will not include information that: (i) is in or enters the public domain through no act or fault of the receiving Party; (ii) is known to and has been reduced to tangible form by the receiving Party at the time of disclosure; (iii) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information; or (iv) is disclosed to the receiving Party by a third party, at any time, whether prior to or after the time of its disclosure under this Agreement, on a non-confidential basis, provided that such third party is not, to the receiving Party’s knowledge, bound by any obligation of confidentiality to the disclosing Party with respect to such Confidential Information.

(c)          Return of Confidential Information. Upon the disclosing Party’s written request, the receiving Party shall return or destroy all copies of the disclosing Party’s Confidential Information and certify promptly in writing that it has done so.

(d)         Definition. As used herein, “Confidential Information” shall mean a Party’s non-public technical or business information, including without limitation, the Royalty Report, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, product and marketing plans, and customer and supplier information. Furthermore, the terms and conditions of this Agreement shall be considered the Confidential Information of all Parties.

5.            Miscellaneous.

(a)        Headings, Integration, Revisions. All headings are for reference purposes only and will not affect the meaning or interpretation of this Agreement. This Agreement of even date herewith merges all prior representations and collateral understandings, memorandums and agreements in connection with its subject matter, and constitutes the entire understanding between the Holders and Company concerning the subject matter of this Agreement. No Party shall be bound by any revision of this Agreement unless in writing and signed by an authorized officer of said Party.

(b)         Applicable Law and Interpretation. All questions concerning the validity, operation, interpretation, and construction of the Agreement will be governed by and determined in accordance with the substantive laws of the State of New York without regard to its conflicts of law provisions. Any action brought pursuant to or in connection with this Agreement shall be brought only in the state or federal courts within New York County, New York. In any such action, all Parties consent to the exercise of personal jurisdiction of such courts and waive any objections to venue in any such forum. THE PARTIES HERETO EXPRESSLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY.

(c)          Assignment. No Party may assign this Agreement without the prior written consent of the other Parties.

(d)          Notices. Notices pertaining to this Agreement shall be in writing and shall be deemed received by the addressee when delivered, if delivered in person or by receipted courier, five (5) business days after being deposited in the United States mail, postage prepaid, certified or registered mail or when delivered via electronic mail, provided that a copy is sent via United State mail or express mail. Notices shall be addressed to the other Party at its respective address set forth in the preamble hereof or to such address as is communicated to each Party in writing.

(e)          Severability. If any provision of this Agreement is unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect.

(f)          Independent Contractors, No Joint Venture. The Holders and Company acknowledge and agree that each is an independent contractor and neither shall be considered an employee, agent, partner or co-venturer of the other. It is understood that neither the Holders nor Company shall have the right or authority to make any commitments or incur any costs on behalf of the other. This Agreement does not constitute, and shall not be construed as constituting, a partnership or joint venture between Company and the Holders. Nothing herein contained shall give or is intended to give any rights of any kind to any third party.

(g)          Waiver. No delay on the part of a Party in exercising any of its rights, remedies, powers and privileges hereunder or partial or single exercise thereof, shall constitute a waiver thereof. The waiver by any Party of any default or breach, or of any claimed default or claimed breach, of this Agreement shall not constitute a waiver of any other or subsequent default or breach. No notice to or demand on any Party hereto in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the other Party hereto to any other or further action in any circumstances without notice or demand.

(h)        Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. The delivery of signed counterparts by facsimile or e-mail transmission that includes a copy of the sending Party’s signature is as effective as signing and delivering the counterpart in person.

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IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the Effective Date.

Brooklyn Immunotherapeutics, LLC

By:	/s/Charles R. Cherington
Name: Charles R. Cherington
Title: Manager

Brooklyn Immunotherapeutics Investors LP
By:	Brooklyn Immunotherapeutics Investors GP LLC, its General Partner

By:	/s/Charles R. Cherington
Name: Charles R. Cherington
Title: Manager

Brooklyn Immunotherapeutics Investors GP LLC

By:	/s/Charles R. Cherington
Name: Charles R. Cherington
Title: Manager

[Signature page to Royalty Agreement]

Schedule A

Beneficial Holders

GP Holders

Name	Percent of Total

[***]	[***]

Charles Cherington	16.81%

Denny Family Partners II, LLC	16.81%

George P. Denny Trust	0.12%

John D. Halpern Revocable Trust	14.01%

PCI BI LLC	8.40%

The Yiannis Monovoukass Family 2013 Revocable Trust FBO Alexi Monovoukas	1.87%

The Yiannis Monovoukass Family 2013 Revocable Trust FBO Aresti Monovoukas-	1.87%

The Yiannis Monovoukass Family 2013 Revocable Trust FBO Christian Monovoukas	1.87%

100.00%

LP Holders

Name	Percent of Total

[***]	[***]

R. Breck Denny Trust	0.22%

100.00%

[Schedule A to Amended and Restated Royalty Agreement
and Distribution Agreement]